[Hudson General Corporation Logo]

 SUBJECT:  As Set Forth Below        CONTACT: Michael Rubin, President
 RELEASE:  February 10, 1999


            HUDSON GENERAL CORPORATION RECEIVES $67.00 PER SHARE
            ACQUISITION OFFER FROM UNIT OF DEUTSCHE LUFTHANSA AG

              -- Hudson General Also Receives $65.00 Per Share
            Acquisition Offer from Ogden Corporation and Amends
         Existing Merger Agreement With Management-Led Buyout Group
                     To Increase Price To $61.00 Per Share --


           Great Neck, New York - - February 10, 1999 - - Hudson General Corporation (AMEX: HGC) said today that it has received a written proposal from GlobeGround GmbH (formerly known as Lufthansa Airport and Ground Services GmbH), a wholly-owned subsidiary of Deutsche Lufthansa AG, to acquire all of Hudson General's outstanding shares of Common Stock at a price of $67.00 per share in cash. The offer is subject to the approval of Deutsche Lufthansa's Supervisory Board not later than March 15, 1999. LAGS
 (USA) Inc., a wholly-owned subsidiary of GlobeGround, holds a 49% interest in Hudson General LLC, Hudson General's 51%-owned affiliate, which provides services at airports throughout the United States and Canada.

           Hudson General also said today that it has received a written proposal from Ogden Corporation to acquire all of Hudson General's outstanding shares of Common Stock at a price of $65.00 per share either in cash or in common shares of Ogden. Ogden stated in its letter that its acquisition proposal is subject to a customary due diligence review regarding Hudson General and its business prospects and approval of Ogden's Board of Directors.

           In addition, Hudson General said today that it has entered into an amendment to its existing merger agreement with a management-led buyout group providing for an increase from $57.25 to $61.00 in the per share cash merger price to be paid to Hudson General's shareholders. The buyout group is headed by Jay B. Langner, Hudson General's Chairman of the Board and Chief Executive Officer, and Richard D. Segal, Vice Chairman of the Board.

           The Special Committee of Hudson General's Board of Directors, which is comprised of three independent, unaffiliated directors, has authorized Hudson General to engage in discussions and negotiations with GlobeGround and Ogden concerning their acquisition proposals.

           Last week, Hudson General announced that it had received an offer from Ranger Aerospace Corporation to acquire all of Hudson General's outstanding shares of Common Stock at a price of $62.00 per share in cash. Ranger Aerospace's proposal is subject to receipt of financing and satisfactory completion of a confirmatory due diligence review.

           In addition to its 51% ownership interest in Hudson General LLC, Hudson General is a participant in a joint venture to develop 4,000 acres of land in Hawaii. Hudson General Corporation's shares are traded on the American Stock Exchange under the ticker symbol HGC.


 Hudson General Corporation   111 Great Neck Road   Great Neck, NY 11022-0355
 (516) 487-8610     TWX 5102212186     FAX (516) 487-4855